                                                                  Exhibit (b)(2)

                        PW REAL ESTATE INVESTMENTS INC.
                          1285 Avenue of the Americas
                            New York, New York 10019

                                               September 19, 2000

Radiant Partners, LLC
551 Fifth Avenue
Suite 1416
New York, NY 10017

Attention:   Mr. Daniel Friedman

Dear Mr. Friedman:

     Reference is made to the commitment letter for mezzanine financing between Radiant Partners, LLC, Daniel Friedman, Anne Zahner and David Schonberger (collectively, the "Client"), and PW Real Estate Investments Inc., dated July 5, 2000 (the "Original Commitment Letter"). Capitalized terms used in this letter and not defined shall be as defined in the Original Commitment Letter.

     The Client and Lender hereby amend the Original Commitment Letter as provided in this letter agreement (this "First Amendment"). The term "Commitment Letter" shall mean the Original Commitment Letter, as amended by this First Amendment.

1. Additional Conditions: In addition to the conditions set forth in the Original Commitment Letter, Lender's obligation to fund the Mezzanine Loan is conditioned on:

    (a) Receipt by Lender of estoppel certificates in form and substance satisfactory to Lender from (i) all Major Tenants (as defined below), (ii) tenants representing at least 90% of the rentable and occupied square feet occupied by tenants occupying at least 5,000 square feet but less than 10,000 square feet of rentable space at the Property, and (iii) tenants representing at least 80% of the rentable and occupied square feet occupied by tenants occupying less than 5,000 square feet of rentable space at the Property. Borrower shall provide such estoppel certificates from time to time during the term of the Mezzanine Loan at Lender's request but no more often than twice during any calendar year unless and until an event of default under the Mezzanine loan documents shall have occurred. For purposes of this condition, "Major Tenant" means a tenant occupying at least 10,000 square feet of rentable space at one or more Properties pursuant to one or more leases.

    (b) Receipt by Lender, with respect to any parking garage at any Property, of an estoppel certificate in form and substance satisfactory to Lender from any operator or lessee that occupies the Property for the purpose of operating the parking facilities located at such Property. Borrower shall provide such estoppel certificates from time to time during the term of the Mezzanine Loan at Lender's request.

    (c) The Client not being in default under any commitment letter with Lender for mortgage financing secured by one or more of the Properties or under any fee letter or indemnification agreement of which Lender is the beneficiary.

2. Closing Date: The Closing Date for the Mezzanine Loan will be on or prior to December 31, 2000, or as otherwise agreed to by Lender and the Client. If for any reason the closing of the Mezzanine Loan (the "Closing") does not occur on or prior to December 31, 2000, Lender will have the right to terminate its obligations under this Commitment.

3. Loan Amount: After the Closing, at Lender's election to effect a Balance Transfer (as, defined in the Mortgage Commitment Letters), the Mezzanine Loan Amount may be increased by the amount of the Transferred Principal (as defined in the Mortgage Commitment Letters). For purposes of this Commitment Letter, the "Mortgage Commitment Letters" means, collectively, (i) that certain Commitment Letter for First Mortgage Loan (Pecanland Mall) between Lender and the Client dated September 19, 2000 (ii) that certain Commitment Letter for First Mortgage Loan (55 Public Square) between Lender and the Client dated September 19, 2000, and (iii) that certain Commitment Letter for First Mortgage Loan (3rd Street, Two Rivers and 5th & Marshall) between Lender and the Client dated September 19, 2000.

4. Credit Underwriting (Environmental/Engineering Review): Lender will endeavor to provide the Client with the results of its environmental review and engineering review by September 30, 2000.

5. Assignment: The Client will have a one-time right to assign its rights and obligations under the Commitment Letter and the Fee Letter, in whole but not in part, to its affiliate Radiant Ventures I, L.L.C. ("First Assignee"), subject to (i) First Assignee's assuming all of the Client's obligations under the Commitment Letter and the Fee Letter, and (ii) Lender's approval, in its sole and absolute discretion, of the composition and structure of First Assignee. After such assignment and assumption of the Client's rights and obligations under the Commitment Letter and the Fee Letter, the Client will not be released from its obligations under the Commitment Letter and the Fee Letter. In addition, First Assignee, upon its reconstitution into a successor entity having the same structure and capitalization as First Assignee (such reconstituted entity, "Second Assignee"), will have a one-time right to assign its rights and obligations under the Commitment Letter and the Fee Letter, in whole but not in part, to Second Assignee, subject to (i) Second Assignee's assuming all of the Client's and First Assignee's obligations under the Commitment Letter and the Fee Letter, and (ii) Lender's approval, in its sole and absolute discretion, of the composition and structure of Second Assignee.

    After such assignment and assumption of the Client's and First Assignee's rights and obligations under the Commitment Letter and the Fee Letter from First Assignee to Second Assignee, First Assignee will not be released from its obligations under the Commitment Letter and the Fee Letter. Notwithstanding the foregoing provisions of this Section 5, nothing contained in this First Amendment shall modify or waive (1) Lender's right to review and approve, in its sole discretion, the identity, composition and structure of Newco and its direct and indirect owners and subsidiaries, or
    (ii) any of Lender's other review and approval rights contained in the Original Commitment Letter or the Fee Letter.

    For purposes of this Commitment Letter, "Fee Letter" means the Fee Side Letter (regarding mezzanine financing) between the Client and PW Real Estate Investments Inc., dated July 5, 2000, as amended.

6. Collateral: Prior to the Closing, the Client will have the right to exempt the Huntington Garage and Long Street Garage (and no other Properties) from the Collateral requirements for the Mezzanine Loan as follows:

    At the Closing, Newco will not be required to pledge its interest in the entity that owns the Huntington Garage, and the term "Properties" will not include the Huntington Garage, if there has occurred both: (a) the earlier of the execution and delivery of the Huntington Sale Agreement or the closing of the Huntington Sale (both as defined in the Fee Letter), and (b) payment by Client to Lender of the Huntington Sale Fee (as defined in the Fee Letter).

    In addition, at the Closing, Newco will be not required to pledge its interest in the entity that owns the Long Street Garage, and the term "Properties" will not include the Long Street Garage, if there has occurred both: (a) the earlier of the execution and delivery of the Long Street Sale Agreement or the closing of the Long Street Sale (both as defined in the Fee Letter), and (b) payment by Client to Lender of the Long Street Sale Fee (as defined in the Fee Letter).

7.  Appraisals: Lender shall notify the Client on or before October
    20, 2000 as to whether Lender will require the delivery of, or cause the Client to require the delivery of, any or all of the pre-Closing appraisals described in the "Newco Leverage Tests" and "Credit Underwriting" sections of the Original Commitment Letter. If, with respect to any Property, Lender does not require the delivery of, or cause the Client to require the delivery of, such pre-Closing appraisal, then unless and until the completion of a post Closing appraisal for such Property (in which event "Fair Market Value" shall have the meaning ascribed to such term in the Original Commitment Letter), notwithstanding the terms of the Original Commitment Letter, the "Fair Market Value" of such Property shall mean the fair market value of such Property, as determined by Lender in its sole and absolute discretion. Nothing in this Section 7 of this First Amendment shall modify or waive Lender's right to require the delivery of any post-Closing appraisal.

     The Fee Letter, the Indemnification Agreement and the Commitment Letter remain in full force and effect and are hereby ratified by the Client and Lender in all respects.

     Please indicate your acknowledgment and agreement with the terms of this letter by signing and returning an original to Jim Glasgow. This letter may be executed in any number of counterparts.


                                        Very truly yours,

                                        PW REAL ESTATE INVESTMENTS INC.

                                        By: /s/ James G. Glasgow
                                           ---------------------------
                                           James G. Glasgow
                                           Senior Vice President

Accepted and Agreed by the Client:

RADIANT PARTNERS, LLC

By: /s/ Daniel Friedman
   ---------------------------
   Name:  Daniel Friedman
   Title: Managing Member


As Individuals:



/s/ Daniel Friedman
------------------------------
Daniel Friedman




/s/ Anne Zahner
------------------------------
Anne Zahner




/s/ David Schonberger
------------------------------
David Schonberger